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EXHIBIT 16.2


March 21, 2000


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Ladies and Gentlemen:

We have read paragraph six of the section entitled "Experts" included in this registration statement on Form S-1 of SMTC Corporation (formerly HTM Holdings, Inc.) to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP